EXHIBIT 10.4


             JOINT PETITION FOR FULL SETTLEMENT OF PP&L, INC'S
             RESTRUCTURING PLAN AND RELATED COURT PROCEEDINGS





                                 BEFORE THE
                   PENNSYLVANIA PUBLIC UTILITY COMMISSION



Application of Pennsylvania Power &    :
Light Company for Approval of its      :
Restructuring Plan Under Section 2806  :     Docket No. R-00973954
of the Public Utility Code, et al.     :



                   JOINT PETITION FOR FULL SETTLEMENT OF
                     PP&L, INC'S RESTRUCTURING PLAN AND
                         RELATED COURT PROCEEDINGS




August 12, 1998



                             TABLE OF CONTENTS


I.  SUMMARY OF SETTLEMENT...........................................4

II.  BACKGROUND.....................................................6

III.  TERMS AND CONDITIONS..........................................9
      A.    Stranded Costs..........................................9
      B.    Collection and Rates...................................12
      C.    Provider of Last Resort................................15
      D.    Nuclear Decommissioning................................20
      E.    Environmental Issues...................................21
      F.    Universal Service and Energy Conservation..............24
      G.    Industrial Tariffs.....................................24
      H.    Billing and Metering...................................29
      I.    Phase-In...............................................35
      J.    Non-utility Generators.................................37
      K.    EGS Affiliate..........................................37
      L.    Code of Conduct........................................40
      M.    Community Responsibility...............................43
      N.    Resolution of Other Issues.............................43
      O.    Withdrawal of Pending State And Federal Court Cases....43
      P.    Effectiveness, Duration And Enforcement Of
            Settlement.............................................46
      Q.    Complete Agreement; No Alterations Or Modifications....47

IV.    PUBLIC INTEREST CONSIDERATIONS..............................48

V.    CONCLUSION...................................................51



                APPENDICES TO JOINT PETITION FOR SETTLEMENT

A.    Summary of PP&L, Inc. System Average Unbundled Rates and CTC Revenues

B.    PP&L, Inc. General Tariffs
      -     Supplement No. 76 to Electric Pa.P.U.C. No. 200
      -     Supplement No. 2 to Electric Pa.P.U.C. No. 201

C.    PECO Energy Company Rules for Competitive Metering Billing

D.    PP&L, Inc. Rate Credits for Competitive Metering and Billing

E.    Application of PP&L, Inc. for Issuance of a Qualified Rate Order

F.    PP&L, Inc. Electric Generation Supplier Coordination Tariff

G.    PP&L, Inc. Generation Company Code of Conduct

H.    PP&L, Inc. Interim Code of Conduct

I.    PP&L, Inc. Interim EGS License

J.    PP&L, Inc. Generation Assets and Liability Accounts for Transfer

K.    PP&L, Inc. Proof of Revenues (1999-2009)



                                 BEFORE THE
                   PENNSYLVANIA PUBLIC UTILITY COMMISSION


Application of Pennsylvania Power &    :
Light Company for Approval of its      :
Restructuring Plan Under Section 2806  :     Docket No. R-00973954
of the Public Utility Code, et al.     :



                   JOINT PETITION FOR FULL SETTLEMENT OF
                     PP&L, INC'S RESTRUCTURING PLAN AND
                         RELATED COURT PROCEEDINGS


            PP&L, Inc. ("PP&L"' or the "Company"); the Office of Consumer Advocate ("OCA"); the Office of Small Business Advocate ("OSBA"); the Office of Trial Staff ("OTS"); the PP&L Industrial Customer Alliance ("PPLICA"); Eric Epstein; Conectiv Energy ("Conectiv"); West Penn Power Company t/a Allegheny Power ("APS"); Mid-Atlantic Power Supply Association ("MAPSA") PECO Energy Company ("PECO"); Local 1600 of the International Brotherhood of Electrical Workers ("IBEW"); New Energy Ventures ("NEV"); Enron Power Marketing, Inc. ("Enron"); Gilberton Power Company ("Gilberton"); the Anthracite Region Independent Power Producers Association ("ARIPPA"); Schuylkill Energy Resources ("SER"); Pennsylvania Rural Electric Association ("PREA"); Allegheny Electric Cooperative, Inc. ("AEC"); Metropolitan Edison Company and Pennsylvania Electric Company, collectively doing business as GPU Energy ("GPU"); the Pennsylvania Petroleum Association ("PPA"); Environmentalists;(1) and other parties designated on the signature pages (all such parties collectively referred to as the "Joint Petitioners"), by their counsel, respectfully submit this Joint Petition for Full Settlement of PP&L's Proposed Restructuring Plan and Related Appeals ("Joint Petition").


-------------------------
1 The following Environmentalists member organizations do not participate in this Settlement Agreement but agree to abide by the terms and conditions contained herein: Sierra Club, Penn PIRG, and Lehigh Greens.

            The terms and conditions of the Joint Petition represent a comprehensive settlement which resolves all issues before the Commonwealth Court and all issues before the U.S. District Court arising from challenges by the Joint Petitioners to the Commission's final order, reconsideration order and any related appeals regarding PP&L's Application for Approval of its Restructuring Plan Under Section 2806 of the Public Utility Code. The Joint Petitioners aver that this comprehensive settlement is in the public interest and, therefore, request that the Commission: (1) approve without modification the proposed settlement as set forth in the Joint Petition;
(2) amend the Commission's final order and reconsideration order as necessary to implement the full settlement; (3) approve the tariff supplements necessary to implement the proposed settlement as appended hereto; (4) issue a Qualified Rate Order authorizing PP&L to securitize up to $2.97 billion of stranded assets and costs as agreed to herein; and
(5) approve PP&L's transfer of generation assets as set forth herein.(2)


--------------------
2 The Joint Petitioners recognize that pursuant to the Public Utility Code, the Commission is obligated to provide notice and an opportunity to be heard before it may amend a prior order. The Joint Petitioners agree: (1) that PP&L will provide written notice by letter to its customers; (2) that PP&L will post notice in its office and on its Internet web page; and (3) that PP&L will provide notice by news release.

            In support of their request, the Joint Petitioners state as follows:

                          I. SUMMARY OF SETTLEMENT

            The Joint Petitioners have agreed to the proposed settlement terms and conditions set forth in this document as a means to resolve, finally and equitably, all issues arising from PP&L's proposed restructuring plan, in lieu of further protracted and expensive litigation in state and federal courts.

            In particular, the Joint Petitioners have agreed to terms and conditions that fairly balance the interests of all parties affected by PP&L's restructuring plan and that foster the creation of a vibrant competitive market. All PP&L customers will receive a guaranteed 4% rate reduction effective January 1, 1999, the start date for retail electric generation competition in PP&L's service territory, through December 31, 1999, independent of securitization. In addition to the guaranteed rate decrease of 4%, customers shall receive system-average shopping credits of
3.81 cents per KWH on January 1, 1999, and 4.13 cents per KWH on January 1, 2000, with a steady escalation of the shopping credit throughout the entire recovery period of the Competitive Transition Charges ("CTCs"). Customers that elect to shop for generation shall receive total rate reductions in 1999 equal to a 4% rate decrease, plus savings produced by the difference between their generation purchase price and their shopping credit. Moreover, given the escalating system average shopping credits of 3.81 cents per KWH in 1999 to 5.02 cents per KWH in 2009, included in the proposed Settlement, as well as other specific components agreed to herein, the Joint Petitioners expect the development of a vibrant competitive market with many alternative electric generation suppliers.

            In addition, PP&L shall (1) recover a substantially smaller amount of stranded cost recovery than it claimed before the Commission; (2) be subject to competitive safeguards to ensure fair dealing; (3) expand its current universal service programs; (4) accelerate the phase-in for customer choice for all customer classes; (5) educate consumers about restructuring; (6) facilitate funding of sustainable energy; (7) encourage small renewable energy technologies; and (8) withdraw all of its proceedings before Commonwealth Court and its civil complaint before the U.S. District Court challenging the Commission's Restructuring Order and Reconsideration Order at Docket No. R-00973954.

            The other Joint Petitioners, in turn, agree to resolve all objections to PP&L's Restructuring Plan, as set forth herein, and to withdraw (1) all cases pending before the Commonwealth Court which challenge the constitutionality of the Electric Competition Act except as specifically provided in Paragraph O.5. and (2) all proceedings pending before Commonwealth Court which challenge the Commission's Restructuring Order and Reconsideration Order at Docket No. R- 00973954, as set forth in Part O herein.

                               II. BACKGROUND

      1. On December 3, 1996, Governor Ridge signed into law the
Electricity Generation Customer Choice and Competition Act (66 Pa. C.S. ss.ss. 2801 et seq.) (the "Electric Competition Act"). The Electric Competition Act fundamentally restructures the provision of retail electric service in Pennsylvania by mandating the introduction of customer choice of generation supplier commencing January 1, 1999.

      2. On April 1, 1997, PP&L submitted a comprehensive Restructuring Plan in which it requested the Commission to approve (1) the imposition of unbundled rates, CTCs and specific tariff provisions to ensure customers direct access to all electric generation suppliers licensed under Chapter 28 of the Public Utility Code to offer services authorized under the licenses within the Commonwealth of Pennsylvania ("EGSs"); (2) the calculation of $4.5 billion of stranded costs net of mitigation; (3) the implementation of a plan to meet its universal service obligations, including a mechanism to recover the costs of those obligations; (4) the implementation of a proposed Consumer Education Program; and (5) implementation of procedures to establish PP&L as a provider of last resort.

      3. PP&L provided notice of its Restructuring Plan filing to all customers by bill insert. In addition, notice of the filing was published in newspapers of general circulation in PP&L's service territory. PP&L also provided a summary of the filing to all individuals on the Commission's Executive Director's Stakeholders list. Copies of the filing were served on all parties to PP&L's last general base rate investigation at Docket No. R-00943271.

      4. PP&L's filing was assigned to Administrative Law Judge George M. Kashi (the "ALJ"). Thereafter, thirty-six parties intervened in the proceeding, nineteen of whom were active participants. In addition to the extensive testimony addressing almost every aspect of PP&L's Restructuring Plan filed by PP&L and the other active parties, the proceeding included a technical conference where PP&L was able to further explain its submitted testimony. In addition, thirteen public input hearings were held at which a total of seventy-five individuals testified. Evidentiary hearings were held on August 18-22, 1997, August 25-29, 1997, and September 9, 1997. During the hearings, 284 exhibits and the testimony of fifty-seven witnesses were admitted into evidence.

      5. On April 7, 1998, ALJ Kashi issued his Recommended Decision. The ALJ, in substantial part, found PP&L's restructuring proposals to be consistent with the Electric Competition Act and he recommended their adoption. The ALJ recommended that PP&L recover, through the CTC, approximately $4 billion in stranded costs.

      6. At its public meeting on June 4, 1998, the Commission adopted a 169-page Opinion and Order which substantially modified the ALJ's Recommended Decision and PP&L"s proposed Restructuring Plan. The Opinion and Order, which issued on June 15, 1998, determined, inter alia, that PP&L's proven net stranded costs were $2.86 billion and that unbundling of PP&L's rates resulted in a customer shopping credit of 3.73 cents per KWH in the first year.

      7. On June 26, 1998 and July 1, 1998, PP&L and ARIPPA, respectively, filed petitions requesting that the Commission rehear, reconsider, clarify and amend certain aspects of its Restructuring Order. By Opinion and Order entered July 9, 1998, the Commission denied the petitions with one limited exception; the Commission granted PP&L's request to correct a typographical error which incorrectly identified the 10.86% CTC amortization rate as 10.68%. This change resulted in a shopping credit of 3.72 cents per KWH in 1999.

      8. In response to the Restructuring Order entered June 15, 1998, and the Reconsideration Order entered July 9, 1998, PP&L has filed appeals to Commonwealth Court, an action for Declaratory Judgment to the Commonwealth Court, and a civil complaint action in the U.S. District Court. In addition, appeals to Commonwealth Court challenging various aspects of the Commission's orders have been filed by ARIPPA and SER. Cross appeals have been filed by PPLICA, OCA, MAPSA Enron and the Commission on Economic Opportunity.

      9. On and after July 16, 1998, the Joint Petitioners signed a "PreSettlement Agreement" designed to set forth the procedural ground rules for participation in settlement negotiations aimed at resolving the matter in lieu of further litigation in state and federal courts. This Joint Petition is the product of these negotiations.

                         III. TERMS AND CONDITIONS

      1. The Joint Petitioners, intending to be legally bound and for consideration given, agree as follows:

A.    Stranded Costs

      A.1. PP&L shall be permitted to recover from its retail electric customers $2.97 billion of stranded assets and costs through either a CTC (to remain in effect from January 1, 1999 to December 31, 2009) and/or an Intangible Transition Charge ("ITC") to be put in place any time after the effective date of this Settlement and the issuance of transition bonds and to remain in effect up to December 31, 2009.

      A.2. PP&L requests the Commission to declare that good cause has been shown under Section 2808 of the Electric Competition Act to permit PP&L to recover the stranded assets and costs set forth below through a CTC or ITC extending to December 3.1, 2009. PP&L also requests that the Commission expressly find that the transition and stranded cost recovery and level of CTC/ITC charges provided herein is just and reasonable and that securitization of up to $2.97 billion of stranded costs is just and reasonable and in the public interest.

      A.3. The other Joint Petitioners do not object to these findings. The total authorized recovery of $2.97 billion includes all amounts previously approved for recovery by the Commission in its June 15, 1998 Restructuring Order and its July 9, 1998 Reconsideration Order at Docket No. R-00973954.

      A.4. Under the terms of this Settlement, PP&L shall be permitted to recover $2.97 billion for transition and stranded costs through a CTC and/or an ITC as set forth in Appendices A, B and K and Paragraphs A.5, B.1., B.2., B.3., and G.7. This total authorized recovery of $2.97 billion constitutes full and final satisfaction of all transition and stranded costs that PP&L has claimed or could have claimed before the Commission pursuant to Section 2808 of the Electric Competition Act.

      A.5. PP&L will seek to securitize an amount not exceeding $2.97 billion in stranded costs, subject to the requirements of the Electric Competition Act and the terms and conditions set forth below. The Joint Petitioners agree that 75% of the annual net savings of PP&L's securitization of stranded costs will be applied to reduce the CTC/ITC as those savings are realized as set forth in a securitization compliance filing and the remaining 25% of the net savings of securitization will be retained by PP&L. The savings from securitization and issuance of transition bonds are provided for in the rates and rate reductions set forth in Paragraph B.1 and Appendix A and the further reductions in the CTC/ITC set forth in this Part. The aforesaid rate and CTC/ITC reductions constitute full compliance with Sections 2808(e) and 2812(b)(2) of the Electric Competition Act and no further rate adjustment is required. 66 Pa. C.S. ss.ss.2808(e) and 2812(b)(2). PP&L is required to seek securitization of its stranded assets and costs under reasonable terms and conditions, absent a legal impediment as reasonably determined by PP&L's General Counsel. The effectiveness of this Settlement is contingent upon the issuance by the Commission simultaneous with approval of this Settlement of an irrevocable Qualified Rate Order as set forth in Appendix E under
Section 2812 of the Electric Competition Act (66 Pa. C.S. ss.2812) authorizing the issuance of up to $2.97 billion of Transition Bonds at any time after the issuance of such Qualified Rate Order, provided that the ITC charges to customers terminate no later than December 31, 2009. PP&L hereby applies for the issuance of a Qualified Rate Order as set forth in Appendix E which is incorporated as a part of this Settlement. The Joint Petitioners agree not to oppose PP&L's application for a Qualified Rate Order and PP&L's securitization of its stranded assets and costs in accordance with this agreement. The Joint Petitioners agree that to the extent necessary, the testimony, exhibits, applications and other documents submitted by the parties and the record from the hearings in this proceeding form the basis for this Settlement and PP&L's Application for a Qualified Rate Order.

B. COLLECTION AND RATES

      B.1. On January 1, 1999, PP&L will reduce its retail electric rates by 4% from the levels that existed as of December 31, 1996. That 4% rate decrease will continue in effect until December 31, 1999. The January 1, 1999 rate decrease will apply to all retail rate classifications and all customers within those rate classifications as set forth on a system-average basis in Appendices A, B and K.

      B.2. On January 1, 1999, PP&L will unbundle its retail electric rates into the following components: (1) distribution charges, (2) transmission charges, (3) a CTC and, if applicable, an ITC and (4) a generation shopping credit. The system-wide average values for these components for the years indicated are set forth in the following Appendix A. The proposed tariffs set forth in Appendix B are the tariffs that implement this Settlement.

      B.3. The Joint Petitioners agree that the rate cap exceptions set forth in Section 2804(4) of the Electric Competition Act shall apply to the rates set forth in this Settlement, except as otherwise specifically set forth herein. If at any time during the CTC Recovery Period, PP&L requests and is granted a rate increase pursuant to Section 2804(4) of the Electric Competition Act (Rate Cap Exceptions) such increase shall not reduce the shopping credits listed in Appendices A and B and such increase shall be allocated to the appropriate unbundled rate category in accordance with determinations of the Commission. As set forth in Appendices A and B, the generation rate cap is extended from the end of 2005 to the end of 2009, four years beyond the statutory rate cap period provided in the Electric Competition Act, and is increased by five percent (5%) throughout this four-year period. Customer savings may be greater if, for example, customers obtain lower prices from a competitive supplier or if PP&L's provider of last resort residential generation rates, as provided in Part C, result in a lower rate.

      B.4. The cap on PP&L's transmission and distribution charges, which otherwise would expire on June 30, 2001 under Section 2804(4) of the Electric Competition Act (66 Pa. C.S. ss.2804(4)), will be extended until December 31, 2004, provided, however, that PP&L may, if necessary, request recovery of additional nuclear decommissioning expense and such expense recovery will not be subject to any rate cap and will be treated as an exception to the rate cap under Section 2804(4)(iii)(F) of the Public Utility Code and such increases shall not reduce the shopping credits listed in Appendices A and B and such increases shall be allocated to the appropriate unbundled rate category in accordance with determinations of the Commission. 66 Pa. C.S. ss.2804(4)(iii)(F).

      B.5. The Joint Petitioners shall not file a complaint with the Commission or otherwise challenge PP&L's transmission or distribution rate structure, or the level of transmission charges or the level of PP&L's distribution rates as set forth in Appendices A and B hereto until the expiration of the transmission and distribution cap on December 31, 2004. Any Joint Petitioner, however, may participate as a complainant or otherwise in any future transmission rate proceeding in which an increase in PP&L's transmission rates or change in rate structure is proposed and, further, may file a complaint or otherwise participate in any proceeding before the Commission to adjust PP&L's distribution rates as a result of any increase in PP&L's transmission rates or change in rate structure in effect as of August 1, 1998.

      B.6. The transmission and distribution rate cap of 1.74 cents per KWH includes 1.73 cents per KWH for all existing costs and services and .01 cents per KWH for the sustainable energy fund during the transmission and distribution rate cap period. No new fees shall be proposed or charged during the transmission and distribution rate cap period for a cost or service that is included in the bundled transmission and distribution rate.

      B.7. Pursuant to this Settlement, PP&L agrees to cap the sum of its transmission and distribution charges, as described above. If, during the period that this rate cap is in effect PP&L's transmission charges or rates (including but not limited to ancillary charges) are increased, then PP&L's distribution rates will be reduced in a non-discriminatory manner sufficient to avoid exceeding the transmission and distribution rate cap. Within sixty days after issuance of a Federal Energy Regulatory Commission ("FERC") Order modifying PP&L's transmission revenue requirement or rate structure, or PJM's transmission rate structure, to the extent that such change or modification affects PP&L's transmission charges, PP&L shall submit a tariff supplement with supporting data to the Pennsylvania Public Utility Commission which makes any necessary changes to PP&L's distribution rates to ensure that the sum of the distribution rates and the transmission rates and charges to each class of customers do not exceed the transmission and distribution rate cap.

      B.8. The Joint Petitioners agree to meet on or before October 2, 1998, to discuss the elimination of the multiple block rate structure in the residential and commercial rates set forth in Appendices A and B. Nothing in this Joint Petition constitutes an agreement by any Joint Petitioner to any modification to the structure of PP&L's rates as set forth in Appendices A and B.

C.    PROVIDER OF LAST RESORT

      C.1. PP&L agrees that, for the duration of the CTC/ITC recovery period, it will serve as the provider of last resort for all retail electric customers in its service territory that do not choose or cannot choose to purchase power from alternative suppliers, subject to the following terms, conditions and qualifications:

            C.1.a. On January 1, 2002, 20% of all of PP&L's residential customers -- determined by random selection, including low-income and inability-to- pay customers, and without regard to whether such customers are obtaining generation service from an EGS -- shall be assigned to a provider of last resort- default supplier other than PP&L that will be selected on the basis of a Commission- approved energy and capacity market price bidding process. This service shall be referred to as Competitive Default Service ("CDS").

            C.1.b. For purposes of this bidding process, all of the customers selected shall constitute a single bidding block. To qualify for the CDS bidding process an EGS must, among other Commission-approved requirements, agree to provide in 2002 at least 2.0% of its offered energy supply for CDS service from solar, wind, sustainable biomass (including landfill gas but excluding incineration of Municipal Solid Waste), geothermal or ocean power. This increment shall increase by annual increments of 0.5% thereafter. The requirement to include these levels of sources in the resource mix may be lowered by the Commission if the cost of the power from these sources increases the cost of the entire block by more than 2% over what the cost would be without these sources.

            C.1.c. Terms and conditions of CDS shall be established, maintained, and modified by the Commission. Competitive Default Service bids will require a term that will be established by the Commission. Bids will provide a fixed rate for the term, unless an alternative rate structure is approved by the Commission. Any bid that exceeds the generation rate cap will be rejected. PP&L's EDC or PP&L's divisional or affiliated EGSs may not bid (either directly or as a partner or participant in any business combination with a bidder) on CDS service. Any nonaffiliated EGS or consortium of EGSs that are licensed by the Commission and that meet applicable terms and conditions and standards for CDS service could bid to provide CDS service. Chapter 56 billing and collection costs, uncollectible expense, and universal service costs shall be unbundled by PP&L. Revenues equal to the amount of these unbundled costs shall be portable with customers randomly assigned to the CDS and shall be provided to the CDS provider to the extent it is providing services funded by these unbundled costs.

            C.1.d. A customer assigned to CDS retains the right to elect a competitive EGS or return to PP&L default provider of last resort service at any time at no charge. If a consumer returns to CDS for any reason, the consumer will receive service from its CDS on the same terms and conditions and at the same rate available to other CDS customers. The CDS provider will, at the customer's option, provide a single bill, subject to the same standards for EGS consolidated billing as provided in Appendix C and as established by the Commission. The CDS will include all customer care functions, including processing customer accounts in accordance with all applicable regulations, including but not limited to Chapter 56. The CDS will be rebid annually, unless an alternative bidding term is approved by the Commission. If, 30 days prior to the annual bid the number of residential customers served by the CDS has fallen below 17%, a further random selection of customers shall be assigned to CDS service to restore the number of customers for the 20% level. The further random selection shall be chosen in a manner to be determined by the Commission. The Commission will develop qualifications for an EGS to bid on CDS, including credit worthiness and increased bond amount.

            C.1.e. The EGS selected as the CDS provider will assume all responsibilities and obligations associated with provider of last resort service that are specified by the Commission. By January 1, 2001, the Commission will issue final standards for PP&L governing the responsibilities and obligations of the competitively determined provider of last resort in PP&L service territory. Provided, however, that nothing in the Commission's final standards shall permit a CDS to install, initially test or maintain a residential meter prior to January 1, 2003.

            C.1.f. PP&L's distribution company shall satisfy its obligation as provider of last resort by maintaining or purchasing, at wholesale, required amounts of energy and capacity from other generation suppliers including, in its sole discretion, any generation affiliates, and reselling that energy and capacity. Until January 1, 2002, PP&L will charge customers its tariff rates as set forth in Appendices A and B.

            C.1.g. On and after January 1, 2002 PP&L as provider of last resortdefault supplier will price its generation service to residential customers at its sole discretion with the following limitations. PP&L will establish a rate for each residential rate schedule. The rate will be:

      C.1.g.(i)   no less than (1) the price charged by the CDS selected to
                  be the alternative provider of last resort-default supplier in the 20% bid; and

      C.1.g.(ii)  no higher than (2) 111% of the market price of energy and capacity (determined by rate class) calculated as follows: energy will be at the average PP&L-PJM market clearing price as posted on the PJM website for the prior 12 months (adjusted for line losses, on/off peak usage and GRT); capacity shall be at the average PJM penalty price for capacity for the prior 12 months (adjusted for line losses, reserve margin, load factor and GRT). Such rates will be computed annually.

            C.1.h. If C.1.g.(i) is higher than C.I.g.(ii) above, PP&L will price its generation service at C.1.g.(i) above (the competitive PLR winning bid). In no event will the price exceed the shopping credit. Residential customers that remain with or return to PP&L provider of last resort-default service will pay the rate as set by PP&L during January of each year. Returning residential customers shall also have the option of receiving service on a monthly published generation market rate basis without the benefit of the generation rate cap, but such rate may not be less than the prices charged by the CDS.

            C.1.i. PP&L, as provider of last resort-default supplier, will price its service to industrial and commercial customers at tarriffed rates or at special contract rates under the Competitive Rate Rider and Interruptible Service by Agreement ("IS- A" or "IS-M") as set forth in Appendix B.

            C.1.j. The Joint Petitioners agree that through December 31, 2009, customers may choose to purchase power from alternative suppliers and later return to take generation service from PP&L's EDC distribution company, or to their assigned provider of last resort-default supplier.

      C.2. This Settlement does not address, and the Joint Petitioners make no commitment regarding, PP&L's obligation to serve after December 31, 2009, or the continuance or discontinuance of the right to choose an alternative supplier and later return after December 31, 2009.

D.    NUCLEAR DECOMMISSIONING

      D.1. PP&L will recover its nuclear plant decommissioning costs through the CTC as an element of stranded cost recovery. The recovery will be calculated at the figure approved in the Commission's Order entered June 15, 1998, of $128.989 million on a net present value basis. Nothing herein shall be deemed to limit PP&L's ability to seek an exception to the rate cap for recovery of nuclear decommissioning expense pursuant to Section 2804(4)(iii)(F) of the Public Utility Code, 66 Pa. C.S. ss.2804(4)(iii)(F).

      D.2. In the event that PP&L seeks recovery of additional nuclear decommissioning costs under the rate cap exception of Section
2804(4)(iii)(F) of the Public Utility Code, PP&L agrees that it will recover no more than 96% of the amount approved in any such proceeding. 66 Pa.C.S. ss.2804(4)(iii)(F).

E.    ENVIRONMENTAL ISSUES

      E.1. Renewable Energy Development. PP&L hereby files for Commission approval Renewable Energy Development Rider ("RED Rider") Tariff sheet attached in Appendix B to allow all customers to install and operate renewable energy generation, including appropriate provisions for self-generation and net metering. Renewable energy installations include solar, wind, biomass, methane field and fuel cell generation.

      E.2. The interconnection requirements for the inverter portion of photovoltaic systems, as presently set forth in the document entitled "Requirements for Parallel Operation of Non-Utility Generation" (the "Grey Book"), shall be expanded to incorporate, as appropriate, IEEE, Standard 929-1988 and UL Publication 1741 ("Power Conditioning Units for Use in Residential Photovoltaic Power Systems"). PP&L further agrees to initiate good faith technical discussions with the Environmentalists' members to determine what changes, if any, should be made to the interconnection requirements and processes under RED Rider and to promptly seek Commission approval to implement any changes mutually agreed upon.

      E.3. The Joint Petitioners also agree that the "engineering review" of the inverters in new photovoltaic systems will be designed to confirm that the systems meet IEEE and UL standards. PP&L will review the other auxiliary equipment associated with photovoltaic installations to ensure compliance with the Grey Book requirements.

      E.4. PP&L will charge a processing fee for RED Rider applications of $300 for non-photovoltaic installations and a fee of $100 for photovoltaic installations. PP&L agrees that it will not charge for the additional distribution expenses incurred, up to a maximum of $1,000, to accept a new RED Rider installation. Customers will bear the responsibility of any cost in excess of $1,000.

      E.5. Sustainable Energy Fund. PP&L will establish a sustainable energy fund which shall be funded from the 1.74 cents per KWH transmission and distribution rate at .01 cents per KWH (less applicable gross receipts tax) on all power sold for all customers beginning on January 1, 1999 and ending on December 31, 2004, or until the Commission establishes new distribution rates, whichever is longer. The .01 cent per KWH shall not automatically be considered a cost of service element upon expiration of the transmission and distribution rate cap on December 31, 2004. The Sustainable Energy Fund shall be managed by an administrator designated by a seven-member Board of Directors to be nominated by the Joint Petitioners and approved by the Commission. The fund shall operate according to the procedures set forth in its by-laws, which are to be reviewed and approved by the Commission. The fund is to have an annual audit and is to make semi-annual reports to the Commission and to the parties. The purpose of the fund is to promote the development and use of renewable energy and clean energy technologies, energy conservation and efficiency which promote clean energy.

      E.6. Renewable Energy Pilot Program. PP&L agrees to implement a lowincome renewable energy pilot program which will consist of a solar hot water heater program in 1999 and 2000, a photovoltaic program involving 35 installations in 1999 and 75 installations in 2000. The renewable energy pilot program will be operated by a Community-Based Organization with relevant experience and a history of working with the Company. The budget for the solar hot water heater program will be $150,000 for each year. The 1999 budget for photovoltaic installations will be $175,000 and the 2000 budget would be $375,000. There will be a 5% administration factor for the entire budget. Funding of the renewable energy pilot program will be provided in the Universal Service and Energy Conservation budget other than the mandated $4.7 million LIURP budget.

F.    UNIVERSAL SERVICE AND ENERGY CONSERVATION

      F. 1. PP&L shall implement a Universal Service and Energy Conservation Program, including CAP and LIURP programs, in the manner and at the funding levels approved in the Commission's order of June 15, 1998, at pages 148-157. For purposes of this Settlement, however, the maximum level of funding set forth at page 156 of the Order -- $11.7 million per year for CAP and $4.7 million per year for LIURP -- shall be deemed to be reflected in the residential distribution rates set forth in the PP&L tariff at Appendix A. To the extent PP&L's funding of these programs exceeds the amounts set forth in this paragraph prior to the end of the distribution and transmission rate cap, the company may defer and seek recovery of such costs (net of any cost savings attributable to the programs) after the expiration of that rate cap. The allocation of any universal service and energy conservation program costs among customer classes after the end of the distribution and transmission rate cap shall be determined by the Commission at that time.

G. INDUSTRIAL TARIFFS

      G.1. Price Response Service. Rate Schedule PR-1-Price Response Service (Experimental) Firm Power and Rate Schedule PR-2-Price Response Service (Experimental) Interruptible Power will continue to be available to customers taking service under these rate schedules as of August 1, 1998, for the duration of the generation rate cap period contained in this Joint Petition for Settlement. After December 31, 2009, the Company may request elimination of, or modifications and limitations to Rate Schedules PR-1 and PR-2 with the Commission.

      G.2. The Definitions, Program Charge, and Net Monthly Rate calculation formula contained in Rate Schedules PR-1 and PR-2 shall remain intact as found in Rate Schedules PR-1 and PR-2 as of December 31, 1996, for the duration of the generation rate cap period contained in the Joint Petition for Settlement. PP&L shall unbundle the rate components of rates PR-I and PR-2 in a fashion that will allow a customer to obtain generation supply from a competitive supplier without penalty and in a nondiscriminatory fashion. Any discount or credit applied to the delivery service component of the rates will be portable and shall apply on a comparable basis whether or not a customer chooses to obtain generation supply from a competitive supplier.

      G.3. Economic Development Initiatives Rider and Industrial Development Initiatives Rider. For eligible customers currently receiving credits under these Riders, the Billing Adjustments contained in the Economic Development Initiatives Rider ("'EDI") and the Industrial Development Initiatives Rider ("IDI") win continue through December 31, 2009. The applicable Billing Adjustments contained in EDI and IDI applied to each kilowatt of billing kilowatt hours and each kilowatt of energy billed in excess of the billing kilowatt hours for the corresponding billing month of the base period for service supplied to a customer's Qualifying Service Location will continue to apply to the portion of the customer's load which continues to be purchased from the Company. Base period usage shall include, on a pro rata basis, kW and KWH purchased from the Company and from an EGS in order to ensure that the customer continues to receive the Billing Adjustments on the kW and KWH purchased from the Company. PP&L shall unbundle the rate components of the EDI/IDI riders in a fashion that will allow a customer to obtain generation supply from a competitive supplier without penalty and in a nondiscriminatory fashion. Any discount or credit applied to the delivery service component of the rates will be portable and shall apply on a comparable basis whether or not a customer chooses to obtain generation supply from a competitive supplier.

      G.4. Rate Schedule IS-P - Interruptible Large Service at 12,470 Volts or Higher and Rate Schedule IS-T - Interruptible Large General Service at 69,000 Volts or Higher. The frequency of load interruptions on Rate Schedules IS-P and IS-T shall be no more than fifteen (15) per calendar year with such interruptions being no more than ten (10) hours in any one day; or more often than five (5) days in any single month; or more than 150 hours in a calendar year. No more than 5 of these load interruptions and 50 hours of interruptions may be for economic load control.

      G.5. The charge for continued use (KWH) of interruptible load (kW) during a period of economic load control shall be the sum of the tariff charges under the applicable interruptible rate plus the actual replacement capacity and energy costs applied to all KWH used during the interruption period. The actual replacement energy cost shall be the Locational Marginal Price ("LMP"), as defined in Section 1.19 of the Operating Agreement of the PJM Interconnection, L.L.C., for the load bus to which the energy is delivered. PP&L shall, upon request of the customer, identify the load bus to which energy used by that customer is delivered.

            G.5.a. Upon request of any customer subject to economic load control, the Company, in conjunction and cooperation with the Joint Petitioners, will develop terms and conditions consistent with applicable PJM, operational, legal and regulatory requirements under which such customer may arrange in advance for a supplier, other than the Company, to provide to the Company the actual replacement capacity and energy used during the economic load control period, in lieu of the Company's charges for actual replacement capacity and energy costs.

            G.5.b. PP&L shall unbundle the rate components of rate schedules IS-P and IS-T in a fashion that will allow a customer to obtain generation supply from a competitive supplier without penalty and in a nondiscriminatory fashion. Any discount or credit applied to the delivery service component of the rates will be portable and shall apply on a comparable basis whether or not a customer chooses to obtain generation supply from a competitive supplier.

      G.6. Customer Self-Generation. Existing industrial and commercial customers who can document that they had concluded a written economic feasibility study of self-generation as of December 31, 1996 or earlier will pay CTC/ITC charges following full start-up of such self-generation facility with an installed capacity of 4 MW or larger, installed before December 31, 2009, as follows:

            G.6.a. PP&L will calculate the customer's average billing demand and energy usage for calendar year 1996;

            G.6.b. Using those billing determinants, PP&L will determine the dollar amount that would be charged if the customer were billed for CTC/ITC using the prevailing CTC/ITC charges in the rate schedule applicable to that customer;

            G.6.c. Using the customer's actual billing determinants with the self- generation facility in operation, PP&L will determine the dollar amount that would be charged if the customer were billed for CTC/lTC using the prevailing CTC/ITC charges in the rate schedule applicable to that customer;

            G.6.d. PP&L will bill the customer the dollar amount determined in accordance with Paragraph G.6.c, plus one-third (1/3) of the difference between the dollar amount determined in accordance with Paragraph G.6.b. and the dollar amount determined in accordance with Paragraph G.6.c.

      G.7. CTC/lTC Allocation Methodology. The Company will assign CTC/ITC cost responsibility on a rate schedule basis utilizing the production capacity revenue requirements for each rate schedule as produced in the Company's Restructuring Plan unbundling analysis derived from its 1995 compliance cost allocation study.

      G.8. Competitive Rate Rider. Customers taking service under the Competitive Rate Rider will have the opportunity to obtain the generation from a competitive supplier without penalty if their contracts are silent as to the unbundling of rates or access rights. For those customers PP&L shall unbundle the rates and apply discounts, credits, or calculated rates in a non-discriminatory fashion, without regard to a customer's choice of generation supply. For customers whose contract contain language regarding access rights and unbundling, the customer's contract shall be governed by the terms of the contract.

      G.9. Unbundled Distribution Charges. The Company shall utilize the distribution function revenue requirements contained in its Restructuring Plan unbundling analysis derived from its 1995 compliance cost allocation study, when developing the unbundled distribution charge component for each rate schedule. The Company shall calculate 1999 distribution revenues utilizing the distribution function revenue requirements contained in its Restructuring Plan unbundling analysis.

H.    BILLING AND METERING

      H.1. Commercial and Industrial Metering. Subject to review as described in Paragraph H.7., in consultation with the Joint Petitioners regarding operational constraints, effective January 1, 1999, a Commission-licensed EGS may provide, finance, install, own, maintain, calibrate and remotely read advanced meters for service to commercial and industrial customers located in PP&L's service territory subject to the ability of the EGS to comply with Appendix C.(3)


---------------------
3 Appendix C contains: (1) the original Appendix C to the PECO Settlement; (2) the compre hensive PECO Energy Company Competitive Metering Specifications; (3) the comprehen sive PECO Energy Company Competitive Billing Specifications as approved by the Commission in PECO's restructuring docket; and (4) the Commission's Order of July 1, 1998 implementing competitive billing and metering standards (Commission Docket No. R- 00973953 and P-00971265).

            H.1.a. Starting October 2, 1998, PP&L shall maintain cost-based rates in its tariff, to be approved by the Commission, to be offered to EGSs and customers for installation, initial testing and maintenance services for commercial and industrial customer advanced meters.

      H.2. Commercial and Industrial Billing. Subject to review as described in Paragraph H.7., in consultation with the Joint Petitioners regarding operational constraints, effective January 1, 1999, a Commission-licensed EGS may (in addition to any other rights to act as agent for the customer set forth in PP&L's tariffs) act as agent to provide a single bill and provide associated billing and collection services to commercial and industrial customers located in PP&L's service territory, subject to the ability of the EGS to comply with Appendix C.

      H.3. Residential Metering. Subject to review as described in Paragraph H.7., in consultation with the Joint Petitioners regarding operational constraints, effective January 1, 1999, a Commission-licensed EGS may provide, finance, own, calibrate and remotely read advanced meters for service to residential customers located in PP&L's service territory subject to the ability of the EGS to comply with Appendix C. An EGS shall not install, initially test or maintain advanced meters for service to residential customers located in PP&L's service territory prior to January 1, 2003. Prior to January 1, 2003, all advanced meters for residential consumers shall be installed, initially tested and maintained by PP&L's employees.

            H.3.a. For the period between January 1, 1999 and December 31, 2002, PP&L employees will install and initially test one EGS-provided advanced meter per year for each residential account and will maintain such meter, without assessing any fees or charges on the customer or the EGS. Starting October 2, 1998, PP&L shall maintain cost-based rates in its tariff for installation, initial testing and maintenance of additional advanced residential meters. Neither PP&L nor any EGS shall assess any fees or charges to residential customers for meter testing or maintenance, except as permitted by 52 Pa. Code Chapters 56 and 57.

            H.3.b. Starting October 1, 2002, PP&L shall include cost-based rates in its tariff, to be approved by the Commission, to be charged to EGSs and customers for installation, initial testing and maintenance services for residential advanced meters.

      H.4. Residential Billing. Effective January 1, 2000, a Commission-licensed EGS may (in addition to any other rights to act as agent for the customer set forth in PP&L's tariffs) act as agent to provide a single bill and provide associated billing and collection services to its residential customers located in PP&L's service territory, subject to the ability of the EGS to comply with Appendix C.

      H.5. Manual Meters. PP&L, as the EDC, shall provide, finance, install, own, maintain, calibrate and read all manual meters that are used to provide service to retail electric customers located in PP&L's service territory.

      H.6. Billing and Metering Credits. PP&L will unbundle its retail electric rates for metering, metering services, meter reading, and billing and collection services to provide credits for those customers that have the right and elect to have an EGS perform these services. The unbundled rates for each customer class are set forth in Appendices B and D.

      H.7. Determination of potential implementation impediments for Competitive Metering and/or Billing on January 1, 1999. The Bureau of Audits, working with a third party consultant, shall conduct a review of any constraints raised by PP&L that may prevent implementation of competitive metering and/or billing on January 1, 1999. The third party consultant who shall possess expertise in the area of utility billing and metering systems will be selected by the Commission, in consultation with the Joint Petitioners. The review will examine those constraints which cannot reasonably be overcome in time to implement competitive metering and/or billing by January 1, 1999 and, if constraints are identified, will provide a recommendation as to when those constraints can be eliminated. The cost of the third party consultant shall be borne by PP&L at a cost not to exceed $100,000. The review shall be completed no later than October 31, 1998, and a report shall be submitted to the Commission and provided to the Joint Petitioners.

      H.8. Development of Standards. By October 2, 1998, the Joint Petitioners agree to modify Appendix C only as necessary to assure the standards are consistent with PP&L's systems and the provisions set forth in this Part.

      H.9. Commission Standards. Regardless of whether the Joint Petitioners reach agreement on the development of standards, by October 16, 1998, the Commission shall establish metering and billing standards for the PP&L service territory which adopt Appendix C and include only such modification to Appendix C necessary to make the standards consistent with PP&L operational systems, including the specific applicability of provisions contained within 52 Pa. Code Chapters 56 and 57 to EGSs performing consolidated billing. Upon the entry of a final Commission order, these standards will be applicable to those services being offered by the EDC or the EGS. These Commission standards shall also include, at a minimum, data exchange and billing format standards to facilitate the efficient, speedy and non-discriminatory exchange of information between PP&L and EGSs necessary to a properly functioning competitive market for retail electric generation services. An EGS that bills EDC charges must comply with all billing and disclosure requirements for EDC charges applicable to an EDC, absent waiver by the Commission, including the unbundling of transmission and distribution rates.

      H.10. Physical Disconnection. Only PP&L's EDC employees can physically disconnect or reconnect a customer's distribution service. Physical termination of service for nonpayment may only be permitted for failure to pay for EDC or PLR service.

I.    PHASE-IN

      I.1. Direct access to electric generation suppliers will be phased in for all customers located in PP&L's service territory in accordance with the PP&L Restructuring Order, in three steps -- one-third of the non-coincident peak load of each customer class of service will have access on January 1, 1999, two-thirds of the non-coincident peak load of each customer class on January 2, 1999, and the remainder on January 2, 2000. With respect to Rate Schedules LP4, LP-5, IS-T, IS-P and LPEP (and applicable riders) and Rider IS-A customers, if the individual customer peak load subscriptions exceed the class peak load limitation (adjusted to reflect the grandfathered load of retail access pilot participants) for one or more of these first two steps, then each customer's subscription will be reduced pro rata to meet the class peak load limitation, provided that customers with multiple locations in the PP&L service territory shall be permitted to allocate their allotted share of their load to their multiple locations on the same Rate Schedules at their discretion. Notwithstanding
Section 5.2.4.1 of the Supplier Tariff, the previous sentence shall also apply to Rate Schedule GS-3 customers over 40kW if Rate Schedule GS-3 is over-subscribed as of the enrollment deadline. If over-subscription occurs, the Rate Schedule GS-3 will be divided into two classes of service for load enrollment purposes only -- a large customer class and a small customer class. All Rate Schedule GS-3 customers with an average monthly demand for 1996 of 40 kW or less will be in the small customer class and all others will be in the large customer class. If, as a result of division of the Rate Schedule GS-3 customer class into large and small classes, unused enrollment load is then available in either the large or small class, then that load shall be applied to the other Rate Schedule GS-3 customer class (large or small) to the extent necessary to mitigate any over-subscriptions. If no over-subscription of Rate Schedule GS-3 occurs, then no pro-ration of load or class division shall occur and enrollment will continue on a first-come, first-served basis. The potential Rate Schedule GS-3 class division described in this Paragraph shall not be construed to afford additional customer rights to any member of the Rate Schedule GS-3 classes, large or small, above and beyond those available if no class division had occurred. For purposes of this Part, a customer shall be defined to include those customers which are affiliated with each other including, but not limited to, divisions, separate business units, etc. The entity which nominates for customers as defined herein with multiple locations shall designate the load for each multiple location. This designation shall not change during calendar year 1999.

      I.2. In the event the Commission determines that an additional six-month transition period is necessary prior to implementation of retail access on a statewide basis, pursuant to Section 2806(c)(1) and/or (c)(2) of the Public Utility Code, PP&L's service territory will be subject to a similar six-month extension. 66 Pa. C.S. ss.2806(c)(1) and (c)(2).

J.    NON-UTILITY GENERATORS

      J.1. PP&L agrees that it will not contend that this Settlement or the Commission's Orders in its restructuring proceeding provide for inadequate recovery of NUG-related stranded costs as the basis for unilaterally reducing the contract rates paid to FERC qualifying facilities selling power to PP&L under PUC-approved contracts. This settlement is not intended to limit and does not limit, in any way, any other argument or claim PP&L may make regarding the rates paid to FERC qualifying facilities selling power to PP&L under PUC-approved contracts. This settlement also is not intended to preclude and does not preclude mutually agreed upon buy down or buy out agreements or any other voluntary contract renegotiations.

K. EGS AFFILIATE

      K.1. PP&L shall transfer PP&L's Energy Plus EGS to an affiliated corporation that is separate from its Pennsylvania retail EDC function no later than September 15, 1998. All future EGS functions provided by PP&L shall be provided by a corporation that is legally separate from the EDC.

            K.1.a. The Commission will issue to the affiliated corporation to which PP&L has transferred its EGS function ("PP&L EGS affiliate") a separate interim license authorizing PP&L EGS affiliate to begin to offer, render, furnish or supply electric generation supplier services to the public within the Commonwealth of Pennsylvania, effective September 15, 1998, in the form attached as Appendix I to the Joint Petition. Such license shall become permanent on a date no later than the date that any other interim license issued by the Commission under Chapter 28 of the Public Utility Code becomes permanent. The continuance or issuance of such license is conditioned upon the posting of the bond required to be posted by EGSs and the filing of the applicable application under the Commission's regulations.

            K.1.b. The interim license granted to Pennsylvania Power & Light Company (now PP&L, Inc.) on June 12, 1997 shall remain in effect and PP&L will be permitted to provide generation supplier services under such license to customers to which it was providing service on the date this settlement is approved by the Commission through the end of the last billing month of any retail access pilot program conducted by a Pennsylvania utility in which service is being provided to customers under such license. Upon application, compliance with all applicable Commission regulations and notice to all Joint Petitioners, PP&L may, pursuant to this Part K, transfer such license to an affiliated corporation, even if PP&L may no longer provide service under such license.

      K.2. PP&L hereby requests, and the effectiveness of this Settlement is conditioned upon, the Commission's approval of PP&L's transfer of its EGS function to PP&L EGS affiliate under this Settlement and the Commission's issuance of such orders as are necessary to implement this transfer. The transfer will be subject to Commission review and audit prior to Commission approval to assure consistency with the spirit of this Settlement, including the Codes of Conduct adopted herein. The Commission approval includes, but is not limited to, approvals, to the extent applicable under Chapters 5, 11, 19, 21 and 28 of the Public Utility Code (66 Pa. C.S.).

      K.3. The Joint Petitioners expressly acknowledge that such transfers may require various regulatory approvals or waivers, including, without limitation, the FERC, and perhaps other agencies and third parties not subject to PP&L's control, and therefore the Joint Petitioners will neither oppose, nor support any opposition to, PP&L's requests to obtain such approvals. PP&L shall file for all necessary approvals within five (5) days after the Commission has entered an order approving this settlement and simultaneously will serve copies of all such filings on all parties to this settlement; further, PP&L will use its best good faith efforts to secure all necessary approvals.

      K.4. The Commission will develop Codes of Conduct, separate and distinct from Codes of Conduct established in this proceeding, which will apply to EDC activities in the marketplace and which will clarify the PLR function. By September 15, 1998, the Commission will establish a set of binding Interim Guidelines regarding EDC activities in the marketplace.

L.    CODE OF CONDUCT

      L.1. PP&L further agrees that it will be subject to and governed by the Code of Conduct set forth in Appendix H to this Joint Petition upon final Commission approval of this Settlement. The Code of Conduct set forth in Appendix H shall remain applicable to PP&L until the later of January 1, 2001, or the date when the statewide generic code of conduct established by the Commission in its rulemaking becomes effective.

      L.2. PP&L and its subsidiaries are permitted, but not required, to transfer or assign all of their generating assets and liabilities, as those assets and liabilities are delineated in its Restructuring Plan filing and included at the date of transfer in the accounts set forth in Appendix J hereto, and any other assets necessary for the operation of the generating plants, and their wholesale power contracts (other than PUC-approved contracts with qualifying facilities selling power to PP&L) to a separate corporate entity or entities. The entity or entities may, at PP&L's discretion, be an affiliate or subsidiary of PP&L or a non-affiliate.

      L.3. The wholesale power contracts transferred will exclude those wholesale power contracts that PP&L utilizes to satisfy its provider of last resort obligations and those wholesale power contracts that PP&L-affiliated EGSs enter into; provided, however, that if the generation sold under such contracts is provided by PP&L's generating assets, then the sales obligations under those contracts will be transferred or assigned and the purchase obligations will remain with PP&L or its affiliated EGSs. The generating assets and liabilities shall be transferred at their net book value at the date of transfer. Once the transfer is completed, the generation entity, if an affiliate of PP&L, will be regulated by the Commission only if it makes retail sales, and then only as an EGS.

      L.4. PP&L hereby requests, and the effectiveness of this Settlement is conditioned upon, the Commission's approval, without addition, condition or modification, of all aspects of PP&L's transfer of its generation assets and liabilities and wholesale power contracts under this Settlement and the Commission's issuance of such orders and certificates of public convenience as are necessary to implement those transfers. The Commission approval includes, but is not limited to, approval under Chapters 5, 11, 19, 21, and 28 of the Public Utility Code (66 Pa.C.S.).

      L.5. The Joint Petitioners expressly acknowledge that such transfers may require various regulatory approvals or waivers, including, without limitation, the FERC, the Nuclear Regulatory Commission ("NRC") and perhaps other agencies and third parties not subject to PP&L's control, and therefore the Joint Petitioners will neither oppose, nor support any opposition to, PP&L's requests to obtain such approvals. If such authorizations or waivers (other than approval by this Commission) are not obtained in a manner acceptable to PP&L, then PP&L will not transfer the generation assets or liabilities or contracts affected, provided, however that if a generating asset, liability or contract is not transferred, PP&L will continue to separate that asset, liability or contract and its operation from its regulated transmission and distribution functions by organizing generation assets, liabilities or contracts into a functionally separate business unit or units. Failure to obtain such authorization or waiver will not affect any other aspects of this Settlement.

      L.6. Notwithstanding any other provision of this Joint Petition, Paragraphs L.2 through L.5 shall not apply to PREA/AEC with respect to any asset, property or contract right, in which PREA/AEC has an ownership or contractual interest. This exclusion is not intended to expand in any way PREA/AEC's existing rights nor shall this Joint Petition in any way change or limit PREA/AEC's existing rights.

      L.7. PP&L and its affiliates and subsidiaries agree to be bound by the competitive safeguard provisions set forth in Appendix G. Upon request of a Joint Petitioner the information referenced in paragraph 6 of Appendix G shall be provided directly to the Joint Petitioner, who shall not disclose or use the information in a manner that violates the Commission's standard rules governing proprietary information. Complaints under these provisions shall be filed with the Commission and finally adjudicated by the Commission within sixty days of filing.

M.    COMMUNITY RESPONSIBILITY

      M.1. The Company commits to continue its history of cooperation with community organizations and the Commission, including the Bureau of Consumer Services.

      M.2. All parties will commit to work with all other parties to support and successfully implement all aspects of the Settlement Agreement.

      M.3. Not later than September 15, 1998, the Company shall file with the FERC, with service on the Joint Petitioners, such provisions of the Settlement Agreement (including appendices thereof) that the Company believes require FERC approval in order to effectuate the Settlement Agreement. The filing shall include only such provisions as have been agreed to by the Joint Petitioners. The Joint Petitioners agree to support or not to oppose such filing.

N.    RESOLUTION OF OTHER ISSUES

      N.1. Any issue not specifically addressed in this Settlement shall be treated and resolved in accordance with the resolution of that issue adopted by the Commission at this docket in the Restructuring Order entered June 15, 1998 and the Reconsideration Order entered July 9, 1998.

O.    WITHDRAWAL OF PENDING STATE AND FEDERAL COURT CASES

      O.1. Within ten days of the execution of this Joint Petition by all of the Joint Petitioners, the Petitioners in the following cases with the concurrence and support of the Commission and other parties and intervenors that are Joint Petitioners hereto, shall petition the Commonwealth Court to continue generally further consideration of their respective actions (all such actions collectively referred to as the "Commonwealth Court Actions"):

No. 638 M.D. 1998           PP&L Original Jurisdiction Action

No. 1878 C.D. 1998          SER Restructuring Order and
                            Reconsideration Order Appeal

No. 1879 C.D. 1998          ARIPPA Restructuring Order and
                            Reconsideration Order Appeal

No. 1880 C.D. 1998          PP&L Restructuring Order and
                            Reconsideration Order Appeal

No. 2004 C.D. 1998          OCA Cross Appeal

No. 2030 C.D. 1998          Enron Cross Appeal

No. 2032 C.D. 1998          PPLICA Cross Appeal

No. 2041 C.D. 1998          MAPSA Cross Appeal

      O.2. Within ten days of the execution of this Joint Petition by all of the Joint Petitioners, all Petitioners who have filed appeals or cross appeals of the Commission's July 9, 1998 Reconsideration Order, with the concurrence and support of the Commission and other parties and intervenors that are Joint Petitioners hereto, shall petition the Commonwealth Court to continue general1y further consideration of their respective actions (all such actions collectively referred to as the "Commonwealth Court Reconsideration Actions").

      O.3. Within ten days of the execution of this Joint Petition by all of the Joint Petitioners, PP&L shall petition the United States District Court to continue generally its action filed at Civil Docket No.
98-CV-3659.

      O.4. Within ten days after the Commission's approval of this Joint Petition becomes final and no longer subject to administrative or judicial challenge, PP&L shall (a) withdraw with prejudice all of its pending Commonwealth Court Actions, (b) withdraw with prejudice all of its pending Commonwealth Court Reconsideration Actions and (c) dismiss with prejudice, pursuant to Rule 41(a)(1), its pending civil action before the U.S. District Court, and the other Joint Petitioners shall similarly withdraw with prejudice all of their Commonwealth Court Actions and Commonwealth Court Reconsideration Actions, except as specifically provided in Paragraph O.5.

      O.5. The Joint Petitioners agree that they shall not initiate or join in any court challenge, arising out of the issues resolved by this Settlement, to the constitutionality or legality of the Electric Competition Act such that would prevent or preclude implementation of this Settlement or any of its terms, this Joint Petition for Settlement or any order approving this Joint Petition, except as provided in Paragraph Q. 1., and provided that, notwithstanding any other provision of this Joint Petition, nothing in this Joint Petition shall prevent any Joint Petitioner that is a party to the restructuring proceedings of another utility from initiating or continuing any court challenge, including a challenge to the constitutionality or legality of the Electric Competition Act arising from such proceedings.

P.    EFFECTIVENESS, DURATION AND ENFORCEMENT OF SETTLEMENT

      P.1. The settlement proposed herein will go into effect upon the Commission's issuance of a final order approving this Joint Petition and all the settlement terms and conditions without modification. The terms of this Settlement shall be implemented and enforceable notwithstanding the pendency of a legal challenge to the Commission's approval of this Joint Petition or to actions taken by another regulatory agency or Court, unless such implementation and enforcement is stayed or enjoined by the Commission, another regulatory agency, or a Court having jurisdiction over the matter.

      P.2. The obligations under this Settlement that apply for a specific term set forth herein shall expire automatically in accordance with the term specified, and shall require no further action for their expiration. This Settlement, including all of the terms and conditions set forth above, shall expire on December 31, 2009 except with respect to those aspects of this Settlement, orders of the Commission implementing this Settlement or PP&L's tariff approved as part of this Settlement, implementation of which necessarily must be completed beyond that date.

      P.3. The Joint Petitioners may enforce this Joint Petition through any appropriate action before the Commission or through any other available remedy. Joint Petitioners shall consider any final Commission order related to the enforcement or interpretation of this Joint Petition as an appealable order to Commonwealth Court. This shall be in addition to any other available remedy at law and equity.

      P.4. If a court grants a legal challenge to the Commission's approval of this Joint Petition and issues a final non-appealable order which prevents or precludes implementation of any material term of the Settlement, or if some other legal bar has the same effect, then this Settlement is voidable, upon written notice by any Joint Petitioner.

Q.    COMPLETE AGREEMENT; NO ALTERATIONS OR MODIFICATIONS

      Q.1. This Settlement resolves, with prejudice, all of the issues specifically addressed herein and precludes the Joint Petitioners from asserting contrary positions with respect to any such issue during subsequent litigation, provided, however, that this Settlement is made without admission against or prejudice to any factual or legal positions which any of the Joint Petitioners may assert: (i) in the event that the Commission does not issue a final, non-appealable Order approving this Settlement without modification; or (ii) in other Pennsylvania utilities' Restructuring proceedings before the Commission under Section 2806(D) of the Electric Competition Act and related appeals; or (iii) other proceedings before the Commission or other fora as long as such positions are not in derogation of this Settlement. The Joint Petitioners agree that this Settlement shall not constitute or be cited as controlling precedent in any other proceedings, including Pennsylvania utilities' restructuring proceedings before the Commission under Section 2806(D). This Settlement is determinative and conclusive of all of the issues addressed herein and constitutes a final adjudication as to the Joint Petitioners of the matters thereof.

      Q.2. This Settlement is expressly conditioned upon the Commission's approval of all of the specific terms and conditions contained herein without modification. If the Commission should fail to grant such approval, or should modify any of the terms and conditions herein, this Settlement will terminate and be of no force and effect. The Joint Petitioners will make best efforts to support this Settlement and to secure its approval by the Commission.

      Q.3. It is expressly understood and agreed that this Settlement constitutes a negotiated resolution solely of PP&L's restructuring proceedings at Docket No. R-00973954 and the related court appeals and other actions listed in Part O herein.

                     IV. PUBLIC INTEREST CONSIDERATIONS

            The Joint Petitioners submit that this Settlement is in the public interest and should be approved in full for the following reasons:

      1. Customers Will Receive Rate Reductions. The Settlement enables all customers to receive significant guaranteed rate reductions.

      2. Competition will be promoted. Customers will receive substantial shopping credits that will allow shopping customers to achieve significant bill savings in addition to the guaranteed rate cut and that will promote competition. Moreover, the provisions of this Settlement will insure that a competitive market for electricity will be created and functioning by January 1, 1999.

      3. Transmission And Distribution Charges Will Be Capped For An Additional Three And One-Half Years. The Settlement provides that the cap on PP&L's transmission and distribution charges, which otherwise would expire on June 30, 2001, will be extended through 2004.

      4. Generation Rates Will Be Capped For An Additional Four Years. The Settlement provides that a cap on PP&L's generation rates, which otherwise would expire December 31, 2005, will be in place as provided in the Electric Competition Act (66 Pa. C.S. ss.2804(4)), until December 31, 2009 and is increased by five percent (5%) throughout this four-year period. In addition tor the guaranteed rate cuts, non-shopping customers shall be served by providers of last resort or default service that will offer electric service at market-determined prices on January 1, 2002.

      5. Universal Service Coverage Will Be Expanded. The Settlement provides for expansion of funding levels for PP&L's ONTrack and LIURP programs.

      6. Economic Development and the Environment Will Benefit. Vigorous competition unleashed by the shopping credits and the guaranteed rate reductions will be of benefit to business and industry as well as to residential consumers. The Settlement promotes renewable energy development and provides for a renewable energy pilot program. The Settlement also provides for a sustainable energy fund designed to promote the development and use of renewable energy and clean energy technologies, energy conservation and efficiency which promote clean energy.

      7. The Securitization of Stranded Assets Will Be Facilitated. The Settlement provides for the Commission to issue a Qualified Rate Order authorizing PP&L to securitize up to $2.97 billion of its recoverable stranded assets and costs.

      8. Substantial Litigation And Associated Costs Will Be Avoided. The Settlement amicably resolves a number of important and contentious issues raised in the proceeding and, at the same time, provides for the withdrawal of various actions currently pending before state and federal courts. The administrative and appellate burden and costs to litigate these matters, including likely future appeals, to conclusion would be substantial.

      9. The Settlement Is Consistent With Commission Policies Promoting Negotiated Settlements. The Joint Petitioners arrived at the settlement terms after conducting extensive discovery, submitting comprehensive testimony and engaging in in-depth discussions. The settlement terms and conditions constitute a carefully crafted package representing reasonable negotiated compromises on the issues addressed herein. Thus, this Settlement is consistent with the Commission's rules and practices encouraging negotiated settlements (see 52 Pa. Code ss.ss.5.231, 69.391, 69.401).

                               V. CONCLUSION

            WHEREFORE, the Joint Petitioners, intending to be legally bound, respectfully request that the Commission: (1) approve the settlement terms and conditions set forth in the Joint Petition without modification;
(2) amend the Commission's Restructuring Order and Reconsideration Order as necessary to implement the proposed Settlement; (3) approve the Tariff Supplements attached as Appendix B to become effective pursuant to the terms set forth therein; (4) issue the Qualified Rate Order set forth in Appendix E hereto; and (5) approve PP&L's transfer of generating assets as set forth herein.

            The undersigned counsel or representatives certify that they have full authority to enter into this settlement and to act on behalf of their respective parties, and each is executing this agreement as a duly authorized representative of such party.



 /s/ Robert J. Grey                          August 11, 1998
------------------------------------         -----------------------
Robert J. Grey, Esquire                      Date
Paul E. Russell, Esquire
For PP&L, Inc.



 /s/ Irwin A. Popowsky                       August 12, 1998
------------------------------------         -----------------------
Irwin A. Popowsky, Esquire                   Date
Craig R. Burgraff, Esquire
For Office of Consumer Advocate



 /s/ Bernard A. Ryan, Jr.                    August 12, 1998
------------------------------------         -----------------------
Bernard A. Ryan, Jr., Esquire                Date
For Office of Small Business Advocate



Charles F. Hoffman                            August 11, 1998
-------------------------------------         ----------------------
Charles F. Hoffman, Esquire                   Date
Johnnie E. Simms, Esquire
For Office of Trial Staff



 /s/ David M. Kleppinger                      August 11, 1998
--------------------------------------        ----------------------
David M. Kleppinger, Esquire                  Date
For PP&L Industrial Customer Alliance



 /s/ Eric J. Epstein, Pro Se                  August 11, 1998
--------------------------------------        ----------------------
Eric J. Epstein, Pro Se                       Date



 /s/ Craig A. Doll                            August 12, 1998
--------------------------------------        ----------------------
Craig A. Doll, Esquire                        Date
For Conectiv Energy



 /s/ Deborah A. Swanstrom                     August 11, 1998
--------------------------------------        ----------------------
Deborah A. Swanstrom, Esquire                 Date
For Allegheny Power



 /s/ Todd S. Stewart                          August 12, 1998
--------------------------------------        ----------------------
William T. Hawke, Esquire                     Date
Todd S. Stewart
For Mid-Atlantic Power Supply Association



 /s/ Mary McFall Hopper                       August 11, 1998
--------------------------------------        -----------------------
Mary McFall Hopper, Esquire                   Date
For PECO Energy



 /s/ Scott J. Rubin                           August 12, 1998
--------------------------------------        -----------------------
Scott J. Rubin, Esquire                       Date
For Local 1600, IBEW



 /s/ Barbara Kates-Garnick                    August 12, 1998
--------------------------------------        -----------------------
Barbara Kates-Garnick                         Date
Jeff Bladen
For New Energy Ventures



 /s/ Alan Kohler                              August 12, 1998
--------------------------------------        -----------------------
Alan Kohler, Esquire                          Date
For Enron Power Marketing, Inc.



 /s/ Billie Ramsey                            August 12, 1998
--------------------------------------        -----------------------
Billie Ramsey, Esquire                        Date
For ARIPPA



 /s/ Martin J. Cerullo                        August 11, 1998
--------------------------------------        -----------------------
Richard Letarte                               Date
Martin J. Cerullo
For Schuylkill Energy Resources



 /s/ Otto Hofmann                             August 12, 1998
--------------------------------------        -----------------------
Otto Hofmann, Esquire                         Date
For Pa. Rural Electric Association



 /s/ Patricia Armstrong                       August 11, 1998
--------------------------------------        -----------------------
Patricia Armstrong, Esquire                   Date
For Allegheny Electric Cooperative, Inc.



 /s/ Terrence J. Fitzpatrick                  August 12, 1998
--------------------------------------        -----------------------
Terrence Fitzpatrick, Esquire                 Date
David M. DeSalle
For GPU Energy



 /s/ Usher Fogel                              August 11, 1998
--------------------------------------        -----------------------
Usher Fogel, Esquire                          Date
For Pa. Petroleum Assoc. and Pa. Plumbing,
Heating, Cooling Contractors, Inc.



 /s/ Roger E. Clark                           August 11, 1998
---------------------------------------       -----------------------
Fred Zalcman, Esquire                         Date
Roger Clark, Esquire
For Environmentalists



            The undersigned counsel certify that they have full authority to act on behalf of their respective parties in this proceeding and they do not object to, and will abide by, the terms of this settlement of the PP&L restructuring proceedings and related court proceedings.



 /s/ Terrence J. Fitzpatrick                 August 12, 1998
-----------------------------                ------------------
Terrence Fitzpatrick, Esquire                Date
David M. DeSalle, Esquire
For GPU Energy



 /s/ Deborah A. Swanstrom                    August 12, 1998
------------------------------               ------------------
Thomas K. Henderson, Esquire                 Date
Deborah A. Swanstrom, Esquire
For Allegheny Power



 /s/ Mary McFall Hopper                      August 12, 1998
------------------------------               ------------------
Mary McFall Hopper, Esquire                  Date
For PECO Energy